EXHIBIT 10.2

Dana Holding Corporation

Roger Wood
PO Box 1000
Toledo, OH 43697

July 26, 2011	8K SUMMARY & EXHIBIT FILED IN 10Q

Dear Mark,

On behalf of Dana Holding Corporation and the Compensation Committee of the Board of Directors, I am pleased to inform you that we are providing you with a retention award equal to your annual base salary.  The award will be delivered to you in restricted stock units (RSUs) cliff vesting on July 26, 2013.

The award is intended to provide you a financial incentive to remain employed with the company and encourage your continued track record of assuming greater levels of responsibility.  The award is contingent upon your agreement to sign the attached Non-Compete and Non-Solicitation agreement.

Mark, I look forward to your ongoing contributions and to working with you in the years to come.  Congratulations and thank you for being part of our team.

Sincerely,

Roger J. Wood,
Chief Executive Officer

Concur:	/s/ Mark E. Wallace
Mark E. Wallace

CC:  Compensation Committee

Notes:
The restricted stock units (RSUs) will vest in full provided you remain employed and in good standing on July 26, 2013.  In the event you voluntarily terminate prior to July 26, 2013, the RSUs will be forfeited.  In the event you are involuntarily terminated – without cause, prior to July 26, 2013, you will be entitled to pro-rata vesting based on full months worked between July 26, 2011 and July 26, 2013.